Exhibit 99.1


FOR IMMEDIATE RELEASE

          eLEC Communications Raises $1.7 Million To Complete Proposed
           Liberty Bell Telecom Acquisition and Amends All Convertible
                             Debt to Non-Convertible

  - Proposed Acquisition To Add $5 Million In Revenues and Positive Cash Flow -

    - Elimination of Conversion Feature Of Previous Financings Simplifies and
                         Strengthens Capital Structure -

WHITE PLAINS, N.Y. - June 8, 2006 - eLEC Communications Corp. (OTCBB:ELEC) today announced that it has raised $1.7 million from the sale of a three-year secured term note to Laurus Master Fund, Ltd. ("Laurus Funds"). The proceeds of the sale will be used primarily to fund the proposed purchase of Liberty Bell Telecom and for working capital needs.

Under the terms of the Laurus Funds financing, the note is payable over a three year period, with principal payment deferred for the first year. A portion of the proceeds has been deposited in a restricted cash account and is not to be released until the pending acquisition of Liberty Bell is completed. The note bears an interest rate equal to the Wall Street Journal Prime Rate plus 2 percent. eLEC will file a Current Report on Form 8-K to further disseminate details of the transaction, including items such as the restricted cash account and warrants.

eLEC and Laurus also amended and restated existing secured term notes, making notes that were formerly convertible into common stock, non-convertible.

Paul Riss, eLEC's CEO, commented, "This financing is positive for us in two ways. First, the financing provides us with the capital to consummate the proposed acquisition of Liberty, which will add considerable scale, cash flow and marketing capabilities for our emerging VoIP business. Second, we completed an important capital restructuring by eliminating the conversion feature on the convertible debt, thereby providing us with a greatly simplified and strengthened capital structure with which to build our business going forward."

In February, eLEC signed a letter of intent to acquire Liberty Bell Telecom, LLC, a privately-held telecommunications company that provides local and long distance telephone service in the State of Colorado. Liberty Bell was founded by Radio and Television Consumer Advocate, Tom Martino, in response to his frustration with the service he was receiving from large local telephone companies.

Liberty Bell generated approximately $5 million of revenue in 2005 and produced over $150,000 in net profits in the fourth quarter of 2005. Tom Martino will become a stockholder in eLEC and will remain with Liberty Bell to help roll out its new VoIP service offerings, which meet his vision of excellent telephone service at affordable prices -- nationwide.


About eLEC Communications
eLEC Communications Corp. is an integrated communications provider that is taking advantage of the convergence of the technological and regulatory developments in the Internet and telecommunications markets. eLEC's operating subsidiaries offer wholesale broadband voice, origination and termination services for cable operators, carriers, ISPs, CLECs, resellers and other wireless and wireline operators, as well as enhanced VoIP telephone service and local and long distance wireline service to the small business and residential marketplace. For more information, visit www.elec.net.

This release contains forward-looking statements that involve risks and uncertainties. eLEC's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in eLEC's
Annual Report on Form 10-K for the year ended November 30, 2005 and Quarterly Report on Form 10-Q for the period ending February 28, 2006, and any subsequent SEC filings.

                                      # # #

For more information, please contact:

Kim Martin
eLEC Communications Corp.
813.217.9777
kmartin@voxcorp.net
-------------------


John Nesbett
Institutional Marketing Services, Inc.
212-668-0813
jnesbett@institutionalms.com
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